Exhibit (a)(1)(G)
GLAXOSMITHKLINE COMMENCES TENDER OFFER
TO ACQUIRE SIRTRIS PHARMACEUTICALS
London, UK — 2 May 2008 — GlaxoSmithKline plc (GSK) announced today that Fountain Acquisition Corporation, a wholly-owned subsidiary of GSK, is commencing a cash tender offer to purchase all outstanding shares of common stock of Sirtris Pharmaceuticals, Inc. (Nasdaq: SIRT) (Sirtris), for $22.50 in cash without interest and less any required withholding taxes. The tender offer is being made pursuant to a previously announced definitive agreement dated April 22, 2008 among Sirtris, Fountain Acquisition Corporation and SmithKline Beecham Corporation, a wholly-owned subsidiary of GSK.
The Sirtris board of directors has unanimously determined that the merger agreement, the tender offer and the merger are advisable and are fair to, and in the best interests of, Sirtris and Sirtris’ stockholders and unanimously recommends that Sirtris’ stockholders tender their shares in the offer.
The tender offer will expire at 12:00 midnight on Friday, May 30, 2008, unless extended in accordance with the merger agreement and the applicable rules and regulations of the Securities and Exchange Commission (SEC). The offer is subject to customary conditions, including the acquisition by GSK of a majority of the outstanding shares of Sirtris common stock on a fully diluted basis.
GSK today will file with the SEC a tender offer statement on Schedule TO setting forth in detail the terms of the tender offer. Sirtris today will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 setting forth in detail, among other things, the recommendation of Sirtris’ board of directors that Sirtris’ stockholders accept the tender offer and tender their shares pursuant to the tender offer. Questions and requests for assistance may be directed to the Information Agent for the offer, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885 (toll free).
About GlaxoSmithKline plc
GlaxoSmithKline plc — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For company information including a copy of this announcement and details of the company’s updated product development pipeline, visit GSK at www.gsk.com.
About Sirtris
Sirtris Pharmaceuticals, Inc. is a biopharmaceutical company focused on discovering and developing proprietary, orally available, small molecule drugs with the potential to treat diseases associated with ageing, including metabolic diseases such as Type 2 Diabetes. Sirtris’s drug candidates are designed to mimic certain beneficial health effects of calorie restriction by activation of sirtuins, a recently discovered class of enzymes that Sirtris believes control the ageing process. The company’s headquarters are in Cambridge, Massachusetts.

Cautionary statement regarding forward-looking statements
Under the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995, investors are cautioned that any forward-looking statements or projections made by GSK, including those made in this press release, are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected or anticipated. These statements are based on GSK’s current expectations and beliefs. Actual results or events could differ materially from the results or anticipated events implied by these statements. Factors that may cause or contribute to such differences include the risk that the conditions to the closing of the tender offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies’ businesses during the period between now and the closing; obtaining regulatory approvals if required for the transaction; the successful integration of Sirtris into GSK’s business subsequent to the closing of the acquisition; the ability to retain key management and technical personnel of Sirtris; and other factors described in GSK’s Annual Report 2008 under ‘Risk Factors’ in the ‘Operating and Financial Review and Prospects.’ GSK is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Sirtris. GSK and Fountain Acquisition Corporation are filing with the SEC a tender offer statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Sirtris is filing with the SEC a solicitation/recommendation statement on Schedule 14D-9, with respect to the tender offer. GSK, Fountain Acquisition Corporation and Sirtris are mailing these documents to the stockholders of Sirtris. These documents contain important information about the tender offer and stockholders of Sirtris are urged to read them carefully. Stockholders of Sirtris will be able to obtain a free copy of these documents (when they become available) and other documents filed by Sirtris or GSK with the SEC at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from Sirtris by contacting Sirtris at 200 Technology Square, Cambridge, Massachusetts 02139.

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